                                                                    EXHIBIT 10.1




               AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENTS


Weatherford Enterra, Inc. and each of the following individuals have entered into the form of agreement attached hereto for the periods indicated:

                                Protected Period              Multiple of Pay
================================================================================
 James R. Burke                         3                            3
--------------------------------------------------------------------------------
 M. E. Eagles                           3                            3
--------------------------------------------------------------------------------
 Jon Nicholson                          3                            3
--------------------------------------------------------------------------------
 Norman W. Nolen                        3                            3
--------------------------------------------------------------------------------
 H. Suzanne Thomas                      3                            3
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          CHANGE OF CONTROL AGREEMENT

         This Amended and Restated Change of Control Agreement (this "Agreement") by and between Weatherford Enterra, Inc., a Delaware corporation (the "Company"), and FIELD(1) (the "Executive"), is effective as of August 16, 1996.

                                   RECITALS:

         A. The Board of Directors of the Company (the "Board") has previously determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive, which are competitive with those of executives at other corporations, will be satisfied.

         B. The Company, formerly known as Weatherford International Incorporated, and the Executive have previously entered into that certain Change of Control Agreement dated FIELD(2), as amended (the "Previous Agreement"), establishing various matters related to the Executive's compensation and benefits in the event of a Change of Control (as defined in Section 2 of the Previous Agreement). The Company and the Executive wish to amend the provisions of the Previous Agreement, and this Agreement amends and restates the Previous Agreement in its entirety, except as otherwise provided herein.

         C. To accomplish these objectives, the Board has caused the Company to enter into this Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1.      Certain Definitions.

                 (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 1(c)) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                 (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the FIELD(3) anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate FIELD(4) year(s) after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

                 (c)      A "Change of Control" shall mean:

                          (i)     The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

                                 (A)      any acquisition directly from the
Company,

                                 (B)      any acquisition by the Company,

                                 (C)      any acquisition by any employee
benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

                                 (D)      any acquisition by any corporation
pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(c); or

                          (ii)   Individuals, who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                          (iii)  Consummation of a reorganization, merger or
consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction") in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and
(C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

                          (iv)   Approval by the stockholders of the Company of
a complete liquidation or dissolution of the Company.

                 (d) The "Merger" shall mean the October 5, 1995 merger of Enterra Corporation with and into Weatherford International Incorporated, the latter entity being the surviving entity and being renamed Weatherford Enterra, Inc., such Merger constituting a Change of Control under the Previous Agreement.

                 (e) The "Previous Employment Period Expiration Date" shall mean October 5, 199 FIELD(5).

         2.      Transition Period.

                 (a) If no Change of Control other than the Merger has occurred prior to the Previous Employment Period Expiration Date, the provisions of Section 4(b)(ii) hereof shall not apply and, in lieu thereof, the Executive shall be eligible, for each fiscal year during the period commencing on the Effective Date and ending on the Previous Employment Period Expiration Date, an annual bonus (for purposes of this Section 2, the "Annual Bonus") in cash or Common Stock of the Company, or a combination thereof, at the Company's discretion, under the Company's annual incentive program applicable generally to the Executive's peer executives of the Company and its affiliated companies, but in no event shall such program provide the Executive with incentive opportunities less favorable than the most favorable of those provided by the Company and its affiliated companies for the Executive under any such program as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the Executive's peer executives of the Company and its affiliated companies. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                 (b) In the event the Executive's employment is terminated as provided in Section 5(c) hereof prior to the Previous Employment Period Expiration Date and no Change of Control other than the Merger has occurred prior to that date, then the Executive shall receive the benefits provided for in Section 6(a) of the Previous Agreement in lieu of the benefits provided for in Section 6(a) hereof. For purposes of Section 6(a)(i)(A) of the Previous Agreement, "Recent Annual Bonus" shall mean the Executive's highest bonus paid or payable (whether in cash or Common Stock of the Company) under the Company's annual incentive program for the last three full fiscal years prior to the Effective Date (annualized in the event the Executive was not employed by the Company for the whole of such fiscal year) and "Annual Bonus" shall have the definition given in subsection 2(a) above.

                 (c) In the event the Executive's employment continues beyond the Previous Employment Period Expiration Date, then the Previous Agreement shall terminate in all respects as of the Previous Employment Period Expiration Date and shall be of no further force and effect, and this Agreement shall be the only agreement between the parties with respect to the subject matter hereof.

                 (d) In the event a Change of Control (as defined in Section 1(c) hereof) occurs after the effective date of this Agreement, then the Previous Agreement shall terminate in all respects as of the date of the Change of Control and shall be of no further force and effect, and this Agreement shall be the only agreement between the parties with respect to the subject matter hereof.

                 (e) The Company and the Executive agree that this Agreement amends the Previous Agreement in its entirety, except as otherwise provided herein.

         3. Employment Period. The Company hereby agrees that the Company or an affiliated company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company or an affiliate subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the FIELD(6) anniversary of such date (the "Employment Period").

         4.      Terms of Employment.

                 (a)      Position and Duties.

                          (i)    During the Employment Period, (A) the
Executive's position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

                          (ii)   During the Employment Period, and excluding
any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                 (b)      Compensation.

                          (i)    Base Salary.  During the Employment Period,
the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and/or its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase other than a reduction that is part of a general salary reduction implemented Company-wide or by the Executive's employer consistently applied with respect to all or substantially all employees. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased or decreased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                          (ii)   Annual Bonus.  Except as provided in Section 2
hereof, in addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus (whether in cash or Common Stock of the Company) paid or payable under the Company's annual incentive program for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                          (iii)  Incentive, Savings and Retirement Plans.
During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to the Executive's peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the Executive's peer executives of the Company and its affiliated companies.

                          (iv)   Welfare Benefit Plans.  During the Employment
Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to the Executive's peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to the Executive's peer executives of the Company and its affiliated companies.

                          (v)    Expenses.  During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Executive's peer executives of the Company and its affiliated companies.

                          (vi)   Fringe Benefits.  During the Employment
Period, the Executive shall be entitled to fringe benefits (including, without limitation, financial planning services, payment of club dues, a car allowance or use of an automobile and payment of related expenses, as appropriate) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Executive's peer executives of the Company and its affiliated companies.

                          (vii)  Vacation.  During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to the Executive's peer executives of the Company and its affiliated companies.

                          (viii) Options/SARs.  Upon the occurrence of a Change
of Control pursuant to which the Company is not the survivor (or survives only as a subsidiary of another entity), the surviving corporation shall issue to the Executive options and tandem stock appreciation rights ("SARs"), if applicable, in substitution or replacement of all outstanding options or SARs previously issued pursuant to a Company stock option plan or the Company's Stock Appreciation Rights Plan, respectively, any such options and SARs to have terms and conditions similar to the terms of any such original options and SARs.

         5.      Termination of Employment.

                 (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective 30 days after receipt of such notice by the Executive (the "Disability Effective Date"), provided that within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                 (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                          (i)    the willful and continued failure of the
Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                          (ii)   the willful engaging by the Executive in
illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

                                 For purposes of this provision, no act, or
failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph
(i) or (ii) above, and specifying the particulars thereof in detail.

                 (c) Good Reason. The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                          (i)    the assignment to the Executive of any duties
inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (ii)   any failure by the Company to comply with any
of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (iii)  the Company's requiring the Executive to be
based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                          (iv)   any purported termination by the Company of
the Executive's employment otherwise than as expressly permitted by this Agreement; or

                          (v)    any failure by the Company to comply with and
satisfy Section 11(c) of this Agreement.

                                 For purposes of this Section 5(c), any good
faith determination of "Good Reason" made by the Executive shall be conclusive.

                 (d) Notice of Termination. Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of the Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                 (e) Date of Termination. "Date of Termination" shall mean:

                          (i)    if the Executive's employment is terminated by
the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

                          (ii)   if the Executive's employment is terminated by
the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and

                          (iii)  if the Executive's employment is terminated by
reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         6.      Obligations of the Company upon Termination.

                 (a) Good Reason; Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason:

                          (i)    The Company shall pay to the Executive in a
lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                 A.       the sum of (1) the Executive's Annual
Base Salary through the Date of Termination to the extent not theretofore paid,
(2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and
(3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"), and

                                 B.       the amount equal to the product of
(1) FIELD(8) times (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus, and

                                 C.       an amount equal to the excess of (a)
the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan, if any, in which the Executive participates (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date, if applicable), and any excess or supplemental retirement plan related to the Retirement Plan in which the Executive participates (together, the "SERP"), which the Executive would receive if the Executive's employment continued for FIELD(9) year(s) after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and assuming that the Executive's compensation in each of the FIELD(10) year(s) is that required by Sections 4(b)(i) and 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination, and

                                 D.       an amount equal to FIELD(11) times the
total of the Employer Matching Contribution credited to the Executive under the Company's 401(k) Savings Plan (the "401(k) Plan") and the Supplemental Matching Accrual credited under the Company's Supplemental Savings Plan (the "Excess Plan") during the 12-month period immediately preceding the month of the Executive's Date of Termination, such amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above;

                          (ii)   For FIELD(12) year(s) after the Executive's
Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, the Executive shall continue to pay the monthly employee contribution for same, and provided further, that if the Executive becomes reemployed by another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

                          (iii)  The Company shall, at its sole expense as
incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion;

                          (iv)   With respect to all options to purchase Common
Stock held by the Executive pursuant to a Company stock option plan on or prior to the Date of Termination, irrespective of whether such options are then exercisable, the Executive shall have the right, during the 60-day period after the Date of Termination, to elect to surrender all or part of such options in exchange for a cash payment by the Company to the Executive in an amount equal the number of shares of Common Stock subject to the Executive's option multiplied by the difference between (x) and (y) where (y) equals the purchase price per share covered by the option and (x) equals the highest reported sale price of a share of Common Stock in any transaction reported on the New York Stock Exchange during the 60-day period prior to and including the Executive's Date of Termination; and with respect to all SARs held by the Executive granted under the Company's Stock Appreciation Rights Plan on or prior to the Date of Termination, irrespective of whether such SARs are then exercisable, the Executive shall have the right, during the 60-day period after the Date of Termination, to elect to surrender all or part of such SARs in exchange for a cash payment by the Company to the Executive in an amount equal to the number of SARs held by the Executive multiplied by the difference between (a) and (b) where (b) equals the fair market value of such SARs on the date on which such SARs were awarded and (a) equals the price of a share of Common Stock set forth in clause (x) above. Such cash payments shall be made within 30 days after the date of the Executive's election; provided, however, that if the Executive's Date of Termination is within six months after the date of grant of a particular option or SAR held by the Executive and the Executive is subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended, any cash payments related thereto shall be made on the date which is six months and one day after the date of grant of such option or SAR. Notwithstanding the foregoing, if any right granted pursuant to the foregoing would make a Change of Control transaction ineligible for pooling of interests accounting treatment under APB No. 16 that but for this Section 6(a)(iv) would otherwise be eligible for such accounting treatment, the Executive shall receive shares of Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder in substitution for the cash, provided that any such shares of Common Stock so granted to the Executive shall be registered under the Securities Act of 1933, as amended; any options or SARs outstanding as of the Date of Termination and not then exercisable shall become fully exercisable as of the Executive's Date of Termination, and to the extent the Executive does not elect to surrender same for a cash payment (or the equivalent number of shares of Common Stock) as provided above, such options and SARs shall remain exercisable for seven months after the Executive's Date of Termination or until the stated expiration of the stated term thereof, whichever is shorter; restrictions applicable to any shares of Common Stock granted to the Executive under the Company's Restricted Stock Incentive Plan shall lapse, as of the date of the Executive's Date of Termination;

                          (v)    All country club memberships, luncheon clubs
and other memberships which the Company was providing for the Executive's use at the time Notice of Termination is given shall, to the extent possible, be transferred and assigned to the Executive at no cost to the Executive (other than income taxes owed), the cost of transfer, if any, to be borne by the Company;

                          (vi)   The Company shall either transfer to the
Executive ownership and title to the Executive's Company car at no cost to the Executive (other than income taxes owed) or, if the Executive receives a monthly car allowance in lieu of a Company car, pay the Executive a lump sum in cash within 30 days after the Executive's Date of Termination equal to FIELD(13) times the Executive's annual car allowance;

                          (vii)  All benefits under the Retirement Plan, the
SERP, the 401(k) Plan and the Excess Plan, and any other similar plans, not already vested shall be 100% vested, to the extent such vesting is permitted under the Code (as defined below); and

                          (viii) To the extent not theretofore paid or
provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                 (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiaries, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of the Executive's peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable, those in effect on the date of the Executive's death.

                 (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable benefits generally provided by the Company and its affiliated companies to the Executive's disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect generally at any time during the 120-day period immediately preceding the Effective Date or, if more favorable, those in effect at the time of the Disability.

                 (d) Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) his or her Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.

         7. Other Rights. Except as provided hereinafter, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided hereinafter, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. It is expressly agreed by the Executive that he or she shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. In addition, if the Executive has an employment or similar agreement with the Company at the Date of Termination, he or she agrees that he or she shall have the right to receive all of the benefits provided under this Agreement or such other agreement, whichever one, in its entirety, the Executive chooses, but not both agreements, and when the Executive has made such election, the other agreement shall be superseded in its entirety and shall be of no further force and effect. The Executive also agrees that to the extent he or she may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

         8.      Full Settlement.

                 (a) No Rights of Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

                 (b) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

                 (c) Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expense which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         9.      Certain Additional Payments by the Company.

                 (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a

"Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                 (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by Arthur Andersen LLP or, as provided below, such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                 (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim the Executive shall:

                          (i)    give the Company any information reasonably
requested by the Company relating to such claim,

                          (ii)   take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                          (iii)  cooperate with the Company in good faith in
order effectively to contest such claim, and

                          (iv)   permit the Company to participate in any
proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such costs and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                 (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         11.     Successors.

                 (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         12.     Miscellaneous.

                 (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Executive:     FIELD(14)

                 If to the Company:       Weatherford Enterra, Inc.
                                          1360 Post Oak Blvd., Suite 1000
                                          Houston, TX  77056
                                          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                 (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                 (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                 (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                         --------------------------------------
                                         FIELD(1)


                                         WEATHERFORD ENTERRA, INC.


                                         By:
                                                 ------------------------------